Exhibit 99.3

ACLARA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$36,781	$26,376
Marketable investments	41,848	62,020
Accounts receivable	167	272
Prepaid expenses and other current assets	461	345
Inventories	2,729	2,766

Total current assets	81,986	91,779
Property and equipment, net	4,930	5,877
Other assets, net	1,189	1,350

Total assets	$88,105	$99,006

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,749	$519
Accrued payroll and related expenses	1,114	983
Accrued expenses and other current liabilities	740	850
Deferred revenue	136	550
Current portion of loans payable	70	161

Total current liabilities	3,809	3,063
Loans payable, net of current portion	329	382
Deferred rent	481	467

Total liabilities	4,619	3,912

Stockholders’ equity:
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding: 36,345,562 shares at September 30, 2004 and 35,901,175 shares at December 31, 2003	37	37
Treasury stock at cost (900,000 shares at September 30, 2004 and December 31, 2003)	(1,350)	(1,350)
Additional paid-in capital	260,672	259,379
Accumulated other comprehensive income (loss)	(152)	54
Accumulated deficit	(175,721)	(163,026)

Total stockholders’ equity	83,486	95,094

Total liabilities and stockholders’ equity	$88,105	$99,006

The accompanying notes are an integral part of these condensed financial statements.

ACLARA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$181	$276	$1,293	$860

Costs and operating expenses:
Research and development	2,941	3,847	8,568	12,264
Selling, general and administrative	1,530	1,714	4,733	6,122
Merger related expenses	248	—	1,852	—

Total costs and operating expenses	4,719	5,561	15,153	18,386

Loss from operations	(4,538)	(5,285)	(13,860)	(17,526)
Interest income	472	377	1,197	1,277
Interest expense	(9)	(13)	(32)	(43)

Net loss	$(4,075)	$(4,921)	$(12,695)	$(16,292)

Net loss per common share, basic and diluted	$(0.11)	$(0.14)	$(0.35)	$(0.46)

Weighted average shares used in net loss per common share calculation, basic and diluted	36,327	35,681	36,181	35,564

The accompanying notes are an integral part of these condensed financial statements.

ACLARA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,695)	$(16,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,195	1,432
Amortization of discount on marketable investments	66	(48)
Amortization of deferred stock based compensation	218	451
Loss on sale of fixed assets	—	25
Amortization of other assets	161	161
Changes in assets and liabilities:
Accounts receivable	105	166
Prepaid expenses and other current assets	(116)	(134)
Inventories	37	13
Accounts payable	1,230	(66)
Accrued payroll and related expenses	131	76
Accrued expenses and other liabilities	(110)	1,547
Restructuring accrual	—	(501)
Deferred revenue	(414)	102
Deferred rent	14	45

Net cash used in operating activities	(10,178)	(13,023)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(249)	(597)
Sales of property and equipment	2	73
Change in restricted cash	—	34,125
Purchase of investments	(61,046)	(74,881)
Sales and maturities of investments	80,945	50,145

Net cash provided by investing activities	19,652	8,865

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments for leasehold obligations	(49)	(45)
Principal payments under capital lease obligations	(95)	(95)
Proceeds from issuance of common stock	1,075	3 80

Net cash provided by financing activities	931	240

Net increase (decrease) in cash and cash equivalents	10,405	(3,918)
Cash and cash equivalents, beginning of period	26,376	38,006

Cash and cash equivalents, end of period	$36,781	$34,088

The accompanying notes are an integral part of these condensed financial statements.

ACLARA BIOSCIENCES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the interim financial information for ACLARA BioSciences, Inc. (“ACLARA”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for the presentation of complete financial statements. The preparation of interim financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in ACLARA’s Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Furthermore, interim results of operations are not necessarily indicative of the results that may be expected for the entire year or for other interim periods.

Comprehensive Income (Loss)

Comprehensive income (loss) generally represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. ACLARA’s unrealized gains (losses) on available-for-sale securities represent the only component of comprehensive income that is excluded from ACLARA’s net loss for the three and nine months ended September 30, 2004 and 2003. The following table summarizes the components of comprehensive loss.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(4,075)	$(4,921)	$(12,695)	$(16,292)
Unrealized gains (loss) on available-for-sale securities, net of tax	213	(89)	(206)	(171)

Comprehensive loss	$(3,862)	$(5,010)	$(12,901)	$(16,463)

Net Loss Per Share

Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted earnings per share computations as they have an antidilutive effect due to ACLARA’s net loss.

The following outstanding options and warrants (prior to the application of the treasury stock method), were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

	Nine Months Ended September 30,
	2004	2003
Options	3,942	4,216
Warrants	—	139

Accounting for Stock-Based Compensation

ACLARA accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and its related interpretations and has elected to follow the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure an amendment of FASB Statement No. 123.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the stock option grant between the fair value of ACLARA’s stock and the exercise price of the stock option.

Had compensation cost for stock-based employee compensation arrangements been determined based on the fair value at the date of the awards consistent with the provisions of SFAS No. 123, the impact on ACLARA’s net loss would be as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30
	2004	2003	2004	2003
Net loss, as reported	$(4,075)	$(4,921)	$(12,695)	$(16,292)
Add: Stock-based employee compensation expense included in reported net loss	—	146	—	451
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(537)	(762)	(1,718)	(1,941)
Pro forma net loss	$(4,612)	$(5,537)	$(14,413)	$(17,782)
Net loss per share:
Basic and diluted—as reported	$(0.11)	$(0.14)	$(0.35)	$(0.46)
Basic and diluted—pro forma	$(0.13)	$(0.16)	$(0.40)	$(0.50)

2. AGREEMENT TO MERGE WITH VIROLOGIC, INC.

On May 28, 2004, we entered into an agreement to merge with ViroLogic, Inc. The merger agreement was subsequently amended and is contingent upon approval of both our stockholders and ViroLogic’s stockholders and is subject to the satisfaction of certain closing conditions. Under the terms of the merger agreement, if the merger is completed, each outstanding share of ACLARA common stock will be exchanged for 1.7 shares of ViroLogic common stock and 1.7 contingent value rights (each a “CVR”). Each CVR will represent the right to receive, eighteen months after the effective time of the merger, a potential cash payment, if any, up to $0.88 per CVR (equivalent of up to $1.50 per share of ACLARA common stock based on the 1.7 to 1 exchange ratio), by which the then-current market value of ViroLogic common stock is less than $2.90 per share. The current market value of ViroLogic common stock at that date will be based on a formula averaging trading prices during the 15 consecutive trading day period immediately prior to the eighteen-month anniversary date. The first $0.50 per CVR of any such payment that is made must be made in cash, with the balance of up to $0.38 per CVR being payable, at ViroLogic’s option, in cash, shares of ViroLogic common stock, or a combination of cash and ViroLogic common stock. In addition, each outstanding option to purchase shares of our common stock will be assumed by ViroLogic, and holders of the assumed ACLARA options will have the right to receive shares of ViroLogic common stock and CVRs (or applicable cash payment, if any, upon exercise after the eighteen-month anniversary of the completion of the merger) upon the exercise of the assumed option at the same exchange ratio.

We incurred expenses related to our proposed merger with ViroLogic of $248,000 and $1.9 million in the three months and nine months ended September 30, 2004, respectively. We expect to incur significant merger-related costs in the remainder of 2004. We expect total merger related expenses during 2004 to be approximately $4.3 million, primarily related to financial advisory, legal and accounting fees. Approximately $1.9 million of the 2004 costs are contingent upon the consummation of the merger. Under certain circumstances, if the merger agreement is terminated, we may be required to pay a termination fee of $5.5 million and an additional amount for reimbursement of ViroLogic’s reasonable out-of-pocket expenses related to the merger, up to $1 million.

3. LEGAL MATTERS

ACLARA and certain of its current or former officers and directors (the “ACLARA defendants”) are named as defendants in a securities class action lawsuit filed in the United States District Court for the Southern District of New York. This action, which was filed on November 13, 2001 and is now captioned ACLARA Biosciences, Inc. Initial Public Offering Securities Litigation, also names several of the underwriters involved in ACLARA’s initial public offering (“IPO”) as defendants. This class action is brought on behalf of a purported class of purchasers of ACLARA common stock from the time of ACLARA’s IPO (March 20, 2000) through December 6, 2000. The central allegation in this action is that the underwriters in the ACLARA IPO solicited and received undisclosed commissions from, and entered into undisclosed arrangements with, certain investors who purchased ACLARA stock in the IPO and the after-market. The complaint also alleges that the ACLARA defendants violated the federal securities laws by failing to disclose in the IPO prospectus that the underwriters had engaged in these allegedly undisclosed arrangements. More than 300 issuers who went public between 1998 and 2000 have been named in similar lawsuits. In July 2002, an omnibus motion to dismiss all complaints against issuers and individual defendants affiliated with issuers (including ACLARA defendants) was filed by the entire group of issuer defendants in these similar actions. On February 19, 2003, the Court in this action issued its decision on Defendant’s omnibus motion to dismiss. This decision dismissed the Section 10(b) claim as to ACLARA but denied the motion to dismiss Section 11 claim as to ACLARA and virtually all of the other defendants. On June 26, 2003, the plaintiffs in the consolidated class action lawsuits announced a proposed settlement with us and the other issuer defendants. The proposed settlement, which has been approved by ACLARA’s board of directors, provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. Under the proposed settlement, the maximum amount that could be charged to ACLARA’s insurance policy in the event that the plaintiffs recovered nothing from the investment banks would be approximately $3.9 million. ACLARA believes that the Company has sufficient insurance coverage to cover the maximum amount that we may be responsible for under the proposed settlement. It is possible that the Federal District Court may not approve the settlement in whole or part. If the settlement is not approved by the court, ACLARA believes it has meritorious defenses and intends, in that event, to vigorously defend itself against the suit. As a result of this belief, no liability for this suit has been recorded in the accompanying financial statements. However, ACLARA could be forced to incur significant expenses in the litigation, and in the event there is an adverse outcome, its business could be harmed.

4. CONTINGENCIES

On May 20, 2004 the Board of Directors amended stock options for officers to allow for extended exercisability following termination of employment within twelve (12) months after a change of control. If such event occurs, the Company will recognize additional compensation costs for vested awards at the date of termination. The additional compensation will be equal to the intrinsic value of the vested awards as measured at May 20, 2004. The intrinsic value of all options subject to the modification, vested and unvested, was $2.8 million.

5. SUBSEQUENT EVENTS

On October 1, 2004 the Board of Directors amended stock options for directors, employees and consultants other than executive officers to allow for extended exercisability following termination of employment. If such event occurs, the Company will recognize additional compensation costs for vested awards at the date of termination. The additional compensation will be equal to the intrinsic value of the vested awards as measured at October 1, 2004, assuming all the individuals elect to have their options changed in this way. The intrinsic value of all options subject to the modification, vested and unvested, was $1.5 million.